Exhibit 10.7

BARNES GROUP INC.

Senior Executive Enhanced Life Insurance Program

as amended December 31, 2007

Preamble

The Barnes Group Inc. Senior Executive Enhanced Life Insurance Program (the “Program”) was effective October 1, 1992 and was amended by the Board of Directors May 16, 1997 and December 31, 2007. The Program as amended December 31, 2007 shall not apply to any amounts (including without limitation taxable benefits) to be paid or provided pursuant to the provisions of the Program as in effect prior to that date that are “grandfathered” from Section 409A (i.e., are compensation to which Section 409A does not apply, according to Treasury Regulation 1.409A-6 or any other applicable Treasury Department guidance)(“Grandfathered Amounts”). Grandfathered Amounts shall be determined in accordance with, and be governed exclusively by, the provisions of the Program as in effect before December 31, 2007. Any amounts, other than Grandfathered Amounts, to be paid or provided under the Program shall be determined in accordance with, and be governed exclusively by, the Program as amended December 31, 2007, which is set forth herein.

Section 1. Purpose

The Senior Executive Enhanced Life Insurance Program (SEELIP) is designed to provide an alternative to the Company’s standard group term life insurance plan to

Senior Executive Enhanced Life Insurance Program

officers and selected employees of Barnes Group Inc. that provides increasing cash value and little or no post-retirement income tax liabilities.

Section 2. Definitions

2.1	“Base salary” means annual compensation excluding any bonuses or other special compensation.

2.2	“Company” means Barnes Group Inc.

2.3	“Life Insurance Company” means Confederation Life Insurance Company of Atlanta, Georgia or any other insurance carrier that the Company might use for this program.

2.4	“Eligible Employee” means: (i) any officer of Barnes Group Inc.; or (ii) an employee of Barnes Group Inc. who has been designated to participate in the SEELIP by the Board of Directors of Barnes Group Inc.; and who is hired on or before his/her 55th birthday.

2.5	“Participant” means an Eligible Employee who has met insurance underwriting requirements and is issued a policy under the terms of this Plan.

2.6	“Plan” means the Barnes Group Inc. Senior Executive Enhanced Life Insurance Program (SEELIP), as amended and in effect from time to time.

2.7	“Plan Year” means October 1 through September 30th.

2.8	“Section 409A” means Section 409A of the Internal Revenue Code of 1986 as amended and in effect from time to time, including any successor provision.

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Senior Executive Enhanced Life Insurance Program

Section 3. Administration

The Senior Executive Enhanced Life Insurance Program shall be administered by the Benefits Committee of the Board of Directors, and is insured with individual life insurance policies issued on the lives of Plan Participants.

Section 4. Participation in the Plan

4.1	Each Eligible Employee of the Company may participate in the Plan on the October 1st coinciding with or next following his or her date of eligibility for the Company’s group term life insurance plan.

4.2	Eligible Employees may apply to become participants in the Plan by completing an application to the Life Insurance Company and submitting any required documentation. Acceptance in the Plan is subject to insurance company underwriting requirements. An Eligible Employee shall become a Participant in the Plan when an insurance policy covering him or her is issued by the Life Insurance Company.

Section 5. Benefits

5.1	The basic life insurance benefit equals four (4) times the Eligible Employee’s annual base salary, rounded up to the next $1,000. This benefit may be reduced by policy loans or withdrawals against the cash value of the policy.

5.2	When a Participant receives a salary increase other than in the beginning of the Plan Year, the amount of additional life insurance (equal to four (4) times the

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Senior Executive Enhanced Life Insurance Program

salary increase rounded up to the next $1,000) will be provided through the Company’s group term life insurance plan. This additional life insurance benefit will be assumed by the Senior Executive Enhanced Life Insurance Program on the next October 1, subject to insurance company underwriting requirements.

5.3	The owner of the policy is the Participant unless otherwise designated by the Participant. The cash value of the insurance policy belongs to the owner. Beneficiary designations are named by the owner of the policy and may be changed at any time. Upon termination of employment, the policy may be continued by the policy owner.

Section 6. Payment of Premiums

6.1	While a Participant is an employee, the Company shall pay the full cost of the insurance policy. In addition the Company shall reimburse the Participant for (i.e., gross up) all of the income taxes (federal, state and local) paid by the Participant as a result of the foregoing premium payments, when the Participant remits the taxes.

6.2	Except as provided in Section 6.3, the Company shall cease paying the cost of the policy at the end of the quarter in which any of the following occurs:

(a)	a Participant terminates employment with the Company, or

(b)	six months after the commencement of an unpaid leave of absence, or

(c)	two years after the Participant is first absent from work because of a disability.

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Senior Executive Enhanced Life Insurance Program

6.3	If a Participant who has ten years of service with the Company and/or an affiliate of the Company, terminates employment after attaining age 55, the Company shall continue to pay the cost of the insurance until it is fully paid and shall reimburse the Participant for (i.e., gross up) all of the income taxes (federal, state and local) resulting from such payments, when the Participant remits the taxes.

6.4	If the Company ceases paying premiums for any reason including those in Section 6.2, the policy owner may continue paying the premium on his own, may borrow against the policy to pay premiums, or may cash in the policy.

6.5	A Participant’s right to the series of premium payments and tax gross-up payments provided by Section 6.1 and Section 6.3 shall be treated as a right to a series of separate payments for purposes of Section 409A, including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation 1.409A-1(b)(4).

6.6

Any provision of the Plan to the contrary notwithstanding, if any payments or benefits under the Plan to or on behalf of a specified employee within the meaning of Treasury Regulation 1.409A-1(i) are deferred compensation subject to Section 409A and are deemed to be made on account of a separation from service within the meaning of Treasury Regulation 1.409A-1(h), then any such payments or benefits that would otherwise be paid or provided during the six month period following such separation from service shall not be paid or provided during such six month period but instead shall be accumulated and paid or provided on the first day of the seventh month following the date of such separation from service

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Senior Executive Enhanced Life Insurance Program

(or, if earlier, within 14 days after the death of the specified employee). The preceding sentence shall not apply to any payment or benefit that is not subject to Section 409A as a result of Treasury Regulation 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation 1.409A-1(b)(9) (relating to separation pay plans), or otherwise.

Section 7. Sole Life Insurance Benefit

Notwithstanding anything to the contrary in any benefit materials or summary plan descriptions, a Participant in the Plan shall have no rights to any benefits under any other group life insurance program funded in whole or in part by the Company or any of its affiliates.

Section 8. Miscellaneous

8.1	The Board of Directors of the Company reserves the right to amend, modify, withdraw or add to any of the benefits, terms or conditions of the Plan at any time.

8.2	The Benefits Committee of the Board of Directors shall, in its sole discretion, interpret and construe the Plan’s terms and provisions and determine an individual’s eligibility for benefits. Any interpretations, constructions or determinations made by the Benefits Committee in good faith shall be final and binding.

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8.3	Circumstances not specifically covered in this Plan Document will be reviewed by the Benefits Committee and the Committee in its discretion will apply such rules as it deems appropriate.

Effective October 1, 1992

As amended by the Board of Directors May 16, 1997 and December 31, 2007

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